EXHIBIT 10.15

NONCOMPETITION COVENANT AND AGREEMENT

THIS NONCOMPETITION COVENANT AND AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of August, 2006, by and between Citadel Equity Fund Ltd., with addresses at c/o Citadel Investment Group (Hong Kong) Limited, Chater House, 18th Floor, 8 Connaught Road, Central, Hong Kong, and Merrill Lynch International, with addresses at 17/F ICBC Tower, 3 Garden Road, Central, Hong Kong (collectively, the “Purchasers”), and Yang Tianfu, an individual residing in the People’s Republic of China (“PRC”), (PRC ID No. 230107610622081) (“Executive”).

RECITALS

WHEREAS, Executive serves as the Chief Executive Officer and the Chairman of the Company;

WHEREAS, Executive is also the majority shareholder of the Company;

WHEREAS, pursuant to a purchase agreement dated of even date herewith between the Company, Advanced Electric Motors, Inc., and the Purchasers, and other related documents pertaining to such purchase (collectively, the “Transaction Documents”), the Company shall issue and sell to Purchasers, and Purchasers shall purchase, an aggregate of 50,000 units consisting of units of notes (“Notes”) and warrants, for an aggregate consideration of US$50,000,000;

WHEREAS, to induce the Purchasers to consummate the transactions under the Transaction Documents, and to preserve for the Purchasers the valuable rights procured by Purchasers pursuant to the Transaction Documents, Executive agreed to certain covenants to be made by Executive for the benefit of the Purchasers regarding certain future activities and actions by Executive;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below.

1.1  “Business” shall mean the business of designing, manufacturing, servicing and marketing linear motors and accessories, linear motor drive systems and accessories, high efficiency motors and accessories, and other special motors and accessories.

1.2  “Company Affiliate” shall mean any entity engaged in the Business which is controlled by or under common control with the Company or Executive.

1.3  “Competitive Business” shall mean any business that competes with the Business.

1.4  “Trade Secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, actual or future services, or lists of actual or potential customers or suppliers that (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use, and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

1.5  “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any documentation, programming, technology, or other work that relates to the business and interests of the Company and that was or is conceived or developed by Executive, or delivered by Executive to the Company at any time during the term of Executive’s employment with the Company.

Section 2.  Covenants.

2.1  Noncompetition and Nonsolicitation. During the period commencing as of the date hereof and for so long as any of the Notes remain outstanding (such period, the “Term”), Executive hereby agrees that Executive will not, directly or indirectly, engage in, or have any interest in, any person, firm, corporation, or business (whether as an executive, officer, director, agent, security holder, consultant, investor or similar position) that engages in a Competitive Business, or otherwise interfere with the business of the Company or Company Affiliates, including without limitation:

(a) either on his own behalf or on behalf of any other person, solicit business similar to the Business from any customer, supplier, distributor of, or a person in a similar commercial relationship with, the Company or Company Affiliates; and

(b) either on his own behalf or on behalf of any other person, solicit, employ or otherwise engage as an employee, independent contractor, or otherwise any person who is and was, at any time during one year prior to such solicitation, employment or engagement, an employee of the Company or Company Affiliates, or in any manner induce any employee of the Company or Company Affiliates to terminate his or her employment therewith;

Notwithstanding the foregoing paragraphs of this Section 2.1:

(i) Executive may own, directly or indirectly, as an investor, securities of any corporation (the stock of which is publicly traded) engaging in a Competitive Business, so long as Executive’s aggregate holdings in each such corporation shall not constitute more than five percent (5%) of such corporation’s voting stock;

(ii) Executive may continue his involvement as a shareholder, officer and/or director of the entities as set forth in Schedule A, which represents the pre-existing relationships disclosed by the Company in the Disclosure Schedules to the Purchase Agreement which form part of the Transaction Documents; and

(iii) Executive may serve as a shareholder, director or officer of any entity that is not engaged in a Competitive Business.

2.2  Continued Employment. Executive agrees that during the Term, (a) except in the event of an involuntary termination, he shall continue to serve as the Chief Executive Officer or a senior officer of the Company; and (b) he shall not voluntarily resign as a director of the Company.

2.3  Confidentiality and Other Covenants. Executive agrees that:

(a) he shall keep confidential any information, including Trade Secrets, relating to the Company, Company Affiliates, and the Business (unless such disclosure is permitted in writing by the Company, required under law or by order of any governmental or regulatory authority, or relates to information already in the public domain, or is rightfully obtained from a third party without breach of any confidentiality obligation);

(b) all Work Product of Executive conceived (whether solely or jointly with others) within the scope of his employment with the Company belongs to the Company and any and all of his rights to such Work Product, to the extent not yet assigned, are hereby assigned to the Company;

(c) upon the termination of his employment with the Company, at the request of the Company, he shall return to the Company all of the Company’s proprietary items in his possession or under his control and shall not retain any copies or other physical embodiment of any of such items; and

(d) upon the termination of his employment with the Company, he shall not hold himself out as an employee, agent or representative of the Company.

2.4  Termination. The parties agree that the Term shall terminate, and this Agreement shall be deemed terminated and of no further effect, without necessity of further action by Executive or the Purchasers, upon the earlier to occur of (i) the payment in full of the Notes on the latest maturity date of the Notes, which shall be August 30, 2012; or (ii) the redemption or repurchase of the Notes in full by the Company.

2.5  Specific Enforcement. Upon a breach by Executive of Section 2.1 or 2.3, in addition to such damages as the Purchasers can show they have sustained, directly or indirectly, by reason of said breach, the Purchasers shall be entitled to injunctive relief against Executive if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Agreement shall be construed as limiting the Purchasers’ remedies in any way.

Section 3.  Miscellaneous.

3.1  Severability.  In the event a court of competent jurisdiction should conclude that the scope of the covenants contained herein is unenforceable, the parties agree to be bound by those restrictions which the court should ultimately determine in fact to be enforceable under the circumstances. Any other provision hereof prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall as to such jurisdiction and to such extent be ineffective, without affecting any other provision of this Agreement or its effectiveness under any other laws. To the full extent, however, that any provision of such applicable law may be waived, it is hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

3.2  Counterparts. This may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

3.3  Governing Law; Arbitration. This Agreement shall be governed by the laws of the PRC. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed as follows: one arbitrator shall be appointed by the Purchasers, one arbitrator shall be appointed by Executive, and the third arbitrator shall be appointed jointly by the two arbitrators appointed by the parties.  The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English.  The arbitration awards shall be final and binding upon the parties.

3.4  Successors and Assigns. Executive agrees that this Agreement may be assigned by the Purchasers upon the sale, transfer or reorganization of the Purchasers. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchasers. This Agreement shall not be assignable by Executive.

3.5  Notice. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Purchasers:

Merrill Lynch International
17/F ICBC Tower
3 Garden Road
Central, Hong Kong

Citadel Equity Fund Ltd.
c/o Citadel Investment Group (Hong Kong) Limited
Chater House, 18th Floor
8 Connaught Road
Central, Hong Kong

If to Executive:

Yang Tianfu
c/o Harbin Tech Full Electric Co. Ltd.
No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu
Harbin 150060
PRC

or to such other address as either the parties may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three business days by mail or personal delivery.

3.6  Third Party Beneficiary Rights. This Agreement has been made and is made solely for the benefit of, and shall be binding upon, the Purchasers and Executive, and no other person shall acquire or have any rights under or by virtue of this Agreement.

3.7  Attorney’s Fees. If any party shall bring an action to enforce this Agreement, the prevailing party shall be entitled to recover the reasonable attorneys’ fees and costs incurred by such party from the unsuccessful party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Covenant and Agreement as of the date first set forth above.

PURCHASERS:

CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership, Portfolio Manager

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Christopher L. Ramsay
Name: Christopher L. Ramsay
Title: Authorized Signatory

MERRILL LYNCH INTERNATIONAL

By:	/s/ Mark Grimley
Name: Mark Grimley
Title: Director

EXECUTIVE:

/s/ Yang Tianfu
Yang Tianfu

Schedule A

Pre-Existing Relationships

Harbin Electric, Inc. (“Company”)
Stockholders	Directors	Officers
Tianfu Yang	Tianfu Yang(Chairman)	Tianfu Yang(CEO)
Tianli Yang	Suofei Xu	Tianli Yang(VP)
Suofei Xu		Suofei Xu(VP)
Zedong Xu		Zedong Xu(CFO)

Advanced Electric Motors, Inc. (“AEM”)
Stockholders	Directors	Officers
Harbin Electric,Inc.	Tianfu Yang(Chairman)	Tianfu Yang(CEO)
	Tianli Yang	Tianli Yang(VP)
	Suofei Xu	Suofei Xu(VP)
	Zedong Xu	Zedong Xu(CFO)

Harbin Tech Full Electric,Co., Ltd. (“WFOE”)
Stockholders	Directors	Officers
Advanced Electric Motors,Inc.	Tianfu Yang(Chairman)	Tianfu Yang(CEO)
	Tianli Yang	Tianli Yang(VP)
	Suofei Xu	Suofei Xu(VP)
Zedong Xu(CFO)

Harbin Tech Full Industry,Co., Ltd. (“Industry”)(1)
Stockholders	Directors	Officers
Tianfu Yang (78.8%)	Tianfu Yang(Chairman)	Tianfu Yang(CEO)
Tianli Yang (8.2%)	Tianli Yang	Tianli Yang(VP)
Suofei Xu (2%)	Suofei Xu	Suofei Xu(VP)
Zedong Xu (1%)	Zedong Xu	Zedong Xu(CFO)

Harbin Taifu Auto, Co., Ltd. (“Auto”)(2)
Stockholders	Directors	Officers
Harbin Tech Full Industry Co.,Ltd. (98%)	Tianfu Yang(Chairman)	Tianfu Yang(President)
Tianli Yang (2%)	Tianli Yang	Tianli Yang(VP)
Zedong Xu
Notes:

(1) Industry has no business operations and is engaged in general research and development.

(2) Auto is engaged in the research and development and the manufacture of diverse kinds of auto motors.